Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
JUNE 20, 2011

CHESAPEAKE ENERGY CORPORATION RECEIVES NATIONAL INFORMATION
TECHNOLOGY AWARD FOR SECOND CONSECUTIVE YEAR

Computerworld Names Chesapeake #7 on List of “100 Best Places to Work in IT”

 2011 Ranking Is 10 Spots Higher Than Prior Year

OKLAHOMA CITY, OKLAHOMA, JUNE 20, 2011 – Chesapeake Energy Corporation (NYSE:CHK) was recognized by International Data Group’s (IDG) Computerworld magazine today as #7 on its 2011 list of “100 Best Places to Work in IT,” up from #17 in 2010.

Chesapeake Senior Vice President of Information Technology and Chief Information Officer Cathy Tompkins commented, “On behalf of Chesapeake’s Information Technology Department, it is a great honor for us to be recognized again this year by the widely respected Computerworld Magazine.  This award reflects the commitment of our management to make sure Chesapeake has the best technology and information systems in the energy industry, and that we can attract the best IT people from all over the country to work here.  This company is recognized for innovations, especially in the exploration and production of unconventional shale oil and natural gas.  Our 500-person IT department moves at the speed of thought to innovate in support of Chesapeake’s overriding goal to shape our nation’s energy and economic future.”

Since 1994, Computerworld’s annual “100 Best Places to Work in IT” feature has ranked the top 100 organizations that challenge technology professionals, while providing great benefits and compensation.  The honorees are chosen based on a comprehensive questionnaire regarding company offerings in categories such as benefits, diversity, career development, training and retention.

Chesapeake was recognized for its innovative work environment and commitment to providing employees with first-class resources and exposure to the latest technology and industry-leading business practices.  The company offers an outstanding 401(k) program that matches 100% of employee contributions up to 15% of salary.  Among the company’s many unique on-campus benefits are the 72,000-square-foot fitness center, a sustainable employee garden, a corporate chaplain, a health clinic, three restaurants and, coming soon, a child development center.  The company’s culture of concern for employee well-being and continuous learning drives numerous other distinctive amenities that provide a rewarding work environment for employees.

“To be among the “100 Best Places to Work in IT,” it's not enough to seek out and hire the most talented IT professionals, offer them competitive pay and provide great benefits,” said Scot Finnie, Editor in Chief of Computerworld.  ”Smart IT people realize that they need to get up to speed on their employer's revenue opportunities.  The organizations that made this year's “Best Places to Work” list are creating a work environment that both trains and encourages IT personnel to pursue business-driven priorities.”

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154

Computerworld is the leading source of technology news and information for IT influencers worldwide, providing peer perspective, IT leadership and business results.  Computerworld’s award-winning website (http://www.computerworld.com), bi-weekly publication, focused conference series and custom research form the hub of the world’s largest (40+ edition) global IT media network.  Computerworld is published by IDG Enterprise, a subsidiary of IDG, the world’s leading media, events and research company.  Company information is available at www.idgenterprise.com.

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.